Exhibit 4.1

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAW, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING THIS WARRANT AND/OR SUCH SECURITIES, OR THE HOLDER RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE WARRANT AND/OR SUCH SECURITIES SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE OR FOREIGN LAW.

Warrant No.«Warrant_No»

GAMIDA CELL LTD.

WARRANT

Dated «Closing_Date» (the “Closing”)
To purchase
«Number_of_F2_Shares_underlying_Warrants» Series F-2 Preferred Shares (as defined below) (subject to adjustment hereunder) of
Gamida Cell Ltd. (the “Company”)
at a per share price and subject to the terms detailed below
VOID AFTER 16:00 local Israel time
on the last day of the Warrant Period (as defined below)

THIS IS TO CERTIFY THAT «Warrant_Holder» (the “Holder”), is entitled to purchase from the Company, during the Warrant Period, an aggregate of up to «Number_of_F2_Shares_underlying_Warrants» Series F-2 Preferred Shares of the Company, nominal value NIS 0.01 per share (the “Series F-2 Preferred Shares”), as may be adjusted from time to time hereunder, at a price per share of US$«Exercise_Price» (as may be adjusted from time to time hereunder) (the “Exercise Price”) (it being acknowledged that the amount and type of Series F-2 Preferred Shares that the Holder is entitled to purchase from the Company pursuant to this Warrant and the Exercise Price thereof, are subject to further adjustments in accordance herewith and in accordance with the provisions of the Articles of Association of the Company (as in effect from time to time) (“Amended Articles”)).

Unless otherwise is specifically set forth herein, capitalized terms used but not defined herein shall have the meanings ascribed to them in that certain Series F Preferred Share Purchase Agreement dated as of June 18, 2017 (the “SPA”), by and among the Company and the Investors (as such term is defined in the SPA).

1.  EXERCISE OF WARRANT

1.1.  Number of Warrant Shares.

1.1.1.  In General. The number of Series F-2 Preferred Shares into which this Warrant may be exercised at any time (the “Warrant Shares”) shall equal the Base Number (as defined below). For the avoidance of doubt, the Base Number and  the number and type of Warrant Shares, shall be subject to adjustment in accordance with the provisions hereof (including but not limited to Section 4) and the Amended Articles.

1.1.2.  As of Closing. As of the Closing: (a) the “Base Number” (which shall initially be the number of Warrant Shares which the Holder is to be granted the right to purchase, at the Closing, as reflected on the Capitalization Table attached to the SPA) is «Number_of_F2_Shares_underlying_Warrants» Series F-2 Preferred Shares, (b) the aggregate Base Number of Series F-2 Preferred Shares are convertible into an equal number of Ordinary Shares of the Company, nominal value NIS 0.01 per share (the “Ordinary Shares”), and (c) the number of Warrant Shares is thus equal to «Number_of_F2_Shares_underlying_Warrants» Series F-2 Preferred Shares. Upon each adjustment hereunder of the number or type of the Warrant Shares, the Base Number shall be adjusted in the same manner in which such number or type of Warrant Shares was adjusted.

1.2.  Exercise Price. Without derogating from, and in addition to, any other provision hereof (including but not limited to Section 4), the Exercise Price shall be, and shall be adjusted, as follows:

1.2.1.  In General. The Exercise Price hereunder shall at all times equal 120% of the Original Issue Price of the Series F-1 Preferred Shares, as determined (and as may be adjusted) in accordance with the Amended Articles.

1.2.2.  As of Closing. As of the Closing, (A) the Original Issue Price of the Series F-1 Preferred Shares equals the Investment Price Per Share under the SPA, i.e. US$«OIP_F1», and (B) as such, the Exercise Price equals US$«Exercise_Price» (i.e. 120% of the Investment Price Per Share).

1.2.3.  Adjustments. Upon each adjustment to the Original Issue Price of the Series F-2 Preferred Shares under the Amended Articles, the Exercise Price shall concurrently be reduced (and, for the avoidance of doubt, not increased) to equal the new adjusted Original Issue Price of the Series F-2 Preferred Shares thereunder.

1.2.4.  Increase of Warrant Shares. Upon each reduction to the Exercise Price, the number of Warrant Shares (i.e. the Base Number) shall be correspondingly increased, such that, as a result of such adjustments, the aggregate Exercise Price of all Warrant Shares that are subject to this Warrant shall remain unchanged.

1.2.5.  Exercise Upon Certain Transactions. If this Warrant is exercised in the context of an IPO (as defined in the Amended Articles) (including, for the purposes of this Warrant, any subsequent public offering) or a Deemed Liquidation (as defined in the Amended Articles), then, even if the exercise of this Warrant in such case shall be required to occur no later than immediately prior to the closing of such transaction, the Original Issue Price of the Series F-2 Preferred Shares for the purposes hereof shall be the Original Issue Price of the Series F-2 Preferred Shares as adjusted (if applicable) in accordance with the Amended Articles upon (and taking into account the consummation of) such applicable event. In such event, the Exercise Price and the number of Warrant Shares shall be adjusted accordingly, as of immediately prior to such transaction, such that the aggregate Exercise Price of all Warrant Shares that are subject to this Warrant shall remain unchanged.

1.3.  Warrant Period. This Warrant may be exercised, subject to the terms and conditions hereof, in whole or in part, at any time and from time to time during the period commencing on the Closing and ending upon the earlier of (i) at 16:00 (Israel time) on «M_4TH_Anniversary_of_Closing» (i.e. the date that is the 4th anniversary of the Closing) or, if no Qualified IPO (as defined in the Amended Articles) has occurred by September 30, 2018, then 16:00 (Israel time) on «M_5TH_Anniversary_of_Closing» (i.e. the date that is the 5th anniversary of the Closing), or (ii)  as of immediately prior to the closing of the Deemed Liquidation. The above period shall be referred to herein as the “Warrant Period”. This Warrant and all the rights conferred hereby shall automatically terminate, expire and be of no further force and effect at the aforementioned time on the last day of the Warrant Period.

1.4.  Exercise for Cash. The Holder may exercise this Warrant in whole or in part and from time to time during the Warrant Period, by presentation and surrender thereof at the principal office of the Company or at such other office or agency as the Company may designate from time to time, accompanied by:

1.4.1.	A duly executed notice of exercise, in the form attached hereto as Exhibit A (the “Exercise Notice”); and

1.4.2.
Payment to the Company of an amount in US Dollars equal to the Exercise Price times the number of Warrant Shares for which this Warrant is then being exercised, payable by wire transfer of immediately available funds to the Company’s bank account.

1.5.  Exercise on Net Issuance Basis. In the event of an exercise of this Warrant in connection with (and as of immediately prior to) a Deemed Liquidation or an IPO, or after an IPO, then in lieu of payment to the Company of the Exercise Price per Warrant Share in cash accordance with the payment method as set forth in Section 1.4 above, the Holder may elect to convert this Warrant (or any portion thereof), without the payment by the Holder of any consideration, into the number of Warrant Shares calculated pursuant to the formula below, by presentation and surrender of this Warrant at the principal office of the Company or at such other office or agency the Company may designate from time to time, accompanied by a duly executed Exercise Notice indicating cashless exercise (the “Net Issuance Notice”). Thereupon, the Company shall issue to the Holders such number of number of fully paid and non-assessable Warrant Shares as is computed using the following formula:

Y*(A - B)
X =
A

Where:

X =	the number of Warrant Shares to be issued to the Holder pursuant to this Section 1.5;

Y =
the number of Warrant Shares otherwise purchasable upon exercise in full of this Warrant (or such lesser number of shares as Holder may designate in case of a partial exercise of this Warrant) as of the time the net issue election is made pursuant to this Section 1.5;

A =
the fair market value of one Warrant Share (or of the number of securities into which one Warrant Share has been converted in accordance with the Amended Articles) at the time the net issuance election under this Section 1.5 is made; and

B =	the Exercise Price per Warrant Share in effect at the time the net issue election is made pursuant to this Section 1.5.

For purposes hereof, the “fair market value” of one (1) Warrant Share as of a particular date shall be: (a) if the exercise pursuant to this Section 1.5 is made (after an IPO) not in connection with a Deemed Liquidation event, the average of the daily closing bid and asked prices of a Warrant Share (or of the number of securities into which one Warrant Share has been converted in accordance with the Amended Articles) as quoted on the stock exchange providing the primary market for such securities, for the period of ten (10) consecutive trading days ending on the day immediately prior to the date of exercise of this Warrant; (b) if the exercise pursuant to this Section 1.5 is in connection with a Deemed Liquidation, then the aggregate consideration per Warrant Share payable in such Deemed Liquidation. In the event that a portion of the price in the transaction is not in cash or publicly traded securities, then the applicable fair market value of the non-cash consideration shall be determined by the Company’s auditors; or (c) if the exercise pursuant to this Section 1.5 is immediately prior to the closing of an IPO, then the public offering price (before deduction of discounts, commissions or expenses) in such offering.

1.6.  Issuance of Warrant Shares. The Warrant shall be deemed exercised upon receipt by the Company of this Warrant, accompanied by (a) the duly executed Exercise Notice and the applicable aggregate Exercise Price pursuant to Section 1.4 above; or (b) the duly executed Net Issuance Notice pursuant to Section 1.5 above, as the case may be, the Company shall promptly (i) issue to the Holder the Warrant Shares to which the Holder is entitled; and (ii) deliver to the Holder an executed share certificate evidencing such Warrant Shares, and (iii) in any event, the Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise of this Warrant, at the close of business on the date this Warrant is exercised with respect to the shares for which this Warrant is being exercised, notwithstanding that the share transfer books of the Company shall then be closed or that certificates representing such shares shall not then be actually delivered to the Holder.

1.7.  Fractional Shares. No fractions of Warrant Shares shall be issued in connection with the exercise of this Warrant, and the number of shares issued shall be rounded to the nearest whole number.

1.8.  Loss or Destruction of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonable expense reimbursement and indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date.

1.9.  Partial Exercise; Effective Date of Exercise.  In case of any partial exercise of this Warrant, the Company shall cancel this Warrant upon surrender hereof and shall execute and deliver a new Warrant of like tenor and date for the balance of the Warrant Shares purchasable hereunder. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. The person entitled to receive the Warrant Shares shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.

1.10.  Conditional Exercise. If this Warrant is exercised in the context of an IPO or Deemed Liquidation, then such exercise shall be deemed conditional on the closing of such transaction, and, if such transaction does not close, then this Warrant shall not be considered exercised at such time (unless the Holder explicitly notifies the Company otherwise).

1.11.  Right to Exercise into Ordinary Shares. The Holder shall have the right, at its sole discretion, to exercise this Warrant into the number of Ordinary Shares into which the Warrant Shares otherwise purchasable hereunder could be converted at such time in accordance with the provisions of the Amended Articles (as in effect from time to time). If at any time the entire class of Series F-2 Preferred Shares is converted into Ordinary Shares or another class of shares pursuant and subject to the provisions of the Amended Articles, then this Warrant shall automatically be deemed to be exercisable for such number of Ordinary Shares or shares of such other class, into which the Warrant Shares would have been converted had the Warrant Shares been issued and outstanding on the date of such conversion, and the Exercise Price shall equal the Exercise Price in effect as of immediately prior to such conversion divided by the number of Ordinary Shares or shares of such other class into which one Warrant Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.  TAXES

2.1.  The Holder acknowledges that the grant of the Warrant, the issue of the Warrant Shares and the execution and/or performance of this Warrant may have tax consequences to the Holder and that the Company is not able to ensure or represent to the Holder the nature and extent of such tax consequences.

2.2.  The Company shall pay all of the applicable taxes and other charges (in each case, if any) payable by the Company in connection with the issuance of the Warrant Shares and the preparation and delivery of share certificates pursuant to Section 1 in the name of the Holder, if any, but shall not pay any taxes payable by the Holder by virtue of the holding, issuance, exercise or sale of this Warrant or the Warrant Shares by the Holder, which shall be the obligation of the Holder.

2.3.  The Company shall withhold taxes, if and as required according to the requirements under the applicable laws, rules, and regulations for withholding taxes at source, provided that the Company shall inform the Holder of such withholding requirement at least 10 (ten) business days prior to such anticipated withholding, so as to allow the Holder to obtain and provide the Company with an appropriate certificate of exemption, if available. No withholding shall be made if an exemption is obtained and delivered to the Company, for as long as it is valid in accordance with applicable law.

3.  RESERVATION OF SHARES; NO IMPAIRMENT

3.1.  Reservation of Shares. The Company hereby agrees that, at all times prior to the expiration or exercise of this Warrant, it will maintain and reserve, free from pre-emptive or similar rights, (a) such number of authorized but unissued Warrant Shares, as will be sufficient to permit the exercise of this Warrant in full, and (b) such number of Ordinary Shares into which such Warrant Shares shall, at any time, be convertible, so that this Warrant may be exercised into Series F-2 Preferred Shares and/or into Ordinary Shares, without additional authorization of shares.

3.2.  No Impairment. Subject to the provisions of Section 8.1 below, the Company will not, by amendment of its organizational documents or through reorganization, recapitalization, consolidation, merger, dissolution, transfer of assets, issue or sale of securities or any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations, conditions or terms to be observed or performed hereunder, but will at all times in good faith assist in the carrying out of all the provisions hereof and in the taking of all such actions and making all such adjustments as may be necessary or appropriate in order to fulfill the provisions hereof.

4.  ADJUSTMENT

4.1.  In addition to, and without derogating from, the other provisions hereof, the Amended Articles, the number and type of Warrant Shares purchasable upon the exercise of this Warrant and the Exercise Price payable therefor shall be subject to adjustment from time to time, as follows:

4.1.1.
Conversion Price Adjustment.  The Conversion Price (or any equivalent term used to define the price at which preferred shares can be converted into Ordinary Shares under the Amended Articles) of the Warrant Shares shall be the then-applicable Conversion Price of the class of shares constituting the Warrant Shares pursuant to the Amended Articles.

4.1.2.
Adjustment for Dividends in Kind. In case at any time or from time to time on or after the Closing, the holders of the class of shares of which the Warrant Shares are a part shall have received or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional shares of the Company by way of dividend or bonus shares, then, and in each case, the Holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of Warrant Shares receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional shares of the Company which such Holder would be entitled to receive had it been the holder of record of such Warrant Shares on the date thereof and had thereafter, during the period from the date thereof to and including the date of such exercise, retained such shares and/or all other additional shares receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period elsewhere in this Section 4.

4.1.3.
Share Splits and Reverse Share Splits.  If, at any time on or after the Closing, the Company shall subdivide its outstanding shares of all classes or of the class of the Warrant Shares into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall forthwith be proportionately reduced and the number of shares receivable upon exercise of this Warrant shall forthwith be proportionately increased; and, conversely, if at any time on or after the Effective Date, the outstanding number of shares of the class of the Warrant Shares shall be combined into a smaller number of shares, then the Exercise Price in effect immediately prior to such combination shall forthwith be proportionately increased and the number of shares receivable upon exercise of the Warrant shall forthwith be proportionately decreased; in each case, such that the aggregate Exercise Price of all Warrant Shares that are subject to this Warrant shall not change.

4.1.4.
Adjustment for Reclassification or Reorganization.  In case of any reclassification or change of the outstanding securities of the Company or of any consolidation, merger or reorganization of the Company on or after the Effective Date, then and in each such case the Holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, consolidation, merger or reorganization, shall be entitled to receive, in lieu of or in addition to the shares or other securities and property receivable upon the exercise hereof prior to such reclassification, change, consolidation, merger or reorganization, the shares or other securities to which such Holder would have been entitled upon such reclassification, change, consolidation, merger or reorganization if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided elsewhere in this Section 4; in each such case, the terms of this Section 4 shall be applicable to the shares or other securities or property receivable upon the exercise of this Warrant after such consummation. In such case the Exercise Price shall be adjusted appropriately such that the aggregate Exercise Price of all Warrant Shares that are subject to this Warrant shall not change.

4.2.  Certificate of Adjustment. Whenever an adjustment is effected under this Warrant, the Company shall promptly compute such adjustment and deliver to the Holder a certificate setting forth the number of Warrant Shares (or any other securities) for which this Warrant is exercisable and the Exercise Price as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment has or will become effective.

4.3.  Parallel Adjustments. For the avoidance of any doubt, it is the intention of the parties that any adjustments made to the exercise price and the number of warrant shares purchasable pursuant to the warrants granted by the Company to the Investors under the SPA, shall also be made to the Exercise Price and the number of Warrant Shares purchasable hereunder even if the Holder did not actually invest funds under the SPA.

5.  NOTICE OF CERTAIN EVENTS

5.1.  If at any time during the Warrant Period, any of the Notice Events set forth in Section 5.2 below shall occur, then, in any one or more of such events, the Company shall deliver to the Holder written notice thereof, at the time it so notifies the holders of a majority of the other shares of the Company who are not represented on the Company’s Board of Directors, provided that in case of a Notice Event set forth in Section 5.2(iii) such a notice shall be given not less than seven (7) days prior to the record date in respect thereof.

5.2.  For the purposes hereof, a “Notice Event” shall mean any of the following: (i) an IPO; or (ii) a Liquidation (as defined in the Amended Articles) or a Deemed Liquidation, or (iii) the date on which the Company shall distribute a dividend in cash or other property other than Bonus Shares (as defined in the Amended Articles).

6.  RIGHTS OF THE HOLDER

6.1.  No Current Rights as Shareholder. This Warrant shall not entitle the Holder, by virtue hereof, to any voting rights, rights to receive dividends or other rights as a holder of the Warrant Shares or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of share, reclassification of share, change of par value, consolidation, merger, conveyance, or other-wise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the Warrant Shares purchasable upon the exercise hereof shall have become deliverable as expressly set forth herein.

6.2.  Certain Restrictions. The Holder acknowledges that the Warrant Shares shall be subject to certain rights, privileges, restrictions and limitations as set forth in this Warrant and the Amended Articles.

6.3.  Lockup. In the event of an IPO, any “lock-up” restrictions applicable to this Warrant and/or the Warrant Shares which may be acquired hereunder, shall terminate no later than upon the end of the “lock-up” period applicable to the Series F-1 Preferred Shares (or the Ordinary Shares into which they may be converted) in such IPO.

7.  REPRESENTATIONS

7.1.  The Holder represents and warrants to the Company as follows: (i) the Holder understands that the Warrant and the Warrant Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and pros-pectus delivery requirements of the Securities Act; (ii) the Holder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of this Warrant and the Warrant Shares, and of protecting its interests in connection therewith; (iii) the Holder is able to bear the economic risk of the purchase of the Warrant Shares pursuant to the terms of this Warrant.

7.2.  The Company represents and warrants to the Holder as follows: (i) this Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms; (ii) the Warrant Shares (and the Ordinary Shares into which such Warrant Shares are convertible) are duly authorized and reserved for issuance by the Company and, when issued in accordance with the terms hereof, will be validly issued, fully paid (subject to the full payment of the exercise price, or valid net issuance exercise, by the Holder) and non-assessable and not subject to any third party rights or liens except for any liens created by the Holder to whom such Warrant Shares are issued and except for those restrictions on transfer set forth in the Amended Articles; and (iii) the execution and delivery of this Warrant are not, and the issuance of the Warrant Shares upon exercise of this Warrant in accordance with the terms hereof and the issuance of the Ordinary Shares into which such Warrant Shares are convertible in accordance with the terms hereof and the Amended Articles, will not be, inconsistent with the Company’s governing documents, do not and will not conflict with or contravene any, and will be issued in compliance with all applicable laws, and do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any government authority or agency or other person, other than those consents or approvals that shall have been previously obtained and reports of issuance to the Israeli Registrar of Companies and to NATI (if applicable).

8.  MISCELLANEOUS

8.1.  Entire Agreement; Amendment. This Warrant sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements, promised or understandings, whether written or oral, among them concerning such subject matter. All section headings herein are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Warrant. No modification or amendment of this Warrant will be valid unless executed in writing by the Company and the Holder; provided however that in the event that the Special F Majority (as defined in the Amended Articles) agree with the Company to amend all of the Warrants granted pursuant to the SPA in the same manner, then this Warrant shall be deemed automatically amended in accordance with such amendment, without the need for further action or approval on the part of the Holder.

8.2.  Waiver. No failure or delay on the part of any of the parties in exercising any right, power or privilege hereunder and/or under any applicable laws or the exercise of such right or power in a manner inconsistent with the provisions of this Warrant or applicable law shall operate as a waiver thereof. Any waiver must be evidenced in writing signed by the party against whom the waiver is sought to be enforced.

8.3.  Successors and Assigns. Except as otherwise expressly limited herein, this Warrant shall inure to the benefit of, be binding upon, and be enforceable by the Holder and its respective successors, and administrators.

8.4.  Assignment. Any provision of this Warrant to the contrary notwithstanding, the Holder may not offer, sell or otherwise dispose of this Warrant to any third party, other than (i) to its Permitted Transferee (as defined in the Amended Articles) or (ii) simultaneously with the duly effected transfer of the Series F-1 Preferred Shares held by the Holder and in accordance with the restrictions on transfer of shares contained in the Amended Articles, assuming (for this purpose only) that this Warrant has been exercised; in each case, subject to the transferor and transferee providing the Company with a duly executed Assignment Form in the form attached hereto as Schedule 8.4, and with transferee providing the Company with a confirmation in writing that it is bound by all terms and conditions of this Warrant as if it were an original party to it..

8.5.  Governing Law. This Warrant shall be exclusively governed and construed in accordance with the laws of the State of Israel, without regard to conflicts of laws provisions of the State of Israel or of any other state, which may result in the application of another law.

8.6.  Jurisdiction. The competent courts in Tel Aviv-Jaffa shall have sole and exclusive jurisdiction over all matters relating to this Warrant.

8.7.  Notices. Any notice and other communication required or permitted to be given to a party pursuant to the provisions of this Warrant will be in writing,  mailed by registered or certified mail, postage prepaid, or prepaid express courier service, transmitted by facsimile or email, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below, and will be effective and deemed given to such party on the earliest of the following: (a) the date of personal delivery (or refusal to receive); (b) one (1) Business Day (as defined in the SPA) after transmission via email, except where a notice is received stating that such email has not been successfully delivered); (c) one (1) Business Day after deposit with a return receipt express courier service; or (d) three (3) Business Days after deposit in local mail for registered or certified mail. All notices not delivered personally or by facsimile or email will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth in the Amended Investors’ Rights Agreement, or at such other address as such other party may designate in accordance with this Section 8.7.

8.8.  Severability.  In the event one or more of the provisions of this Warrant should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Warrant, which shall remain enforceable, to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Warrant (including, without limitation, the portion of this Warrant containing any provision held to be invalid, illegal or unenforceable that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

8.9.  Counterparts.  This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10.  Titles and Subtitles.  The titles of the sections and subsections of this Warrant are for convenience of reference only and are not to be considered in construing this Warrant.

8.11.  Preamble. The preamble hereto is an integral part hereof.

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IN WITNESS WHEREOF, Gamida Cell Ltd. has caused this Warrant to Purchase Preferred F-2 Shares to be executed effective as of the date first written above.

GAMIDA CELL LTD.

By:
(Name & Title of Signatory)

AGREED AND ACCEPTED:

«Warrant_Holder»

By (sign name):

Print Name:

Title:

[Signature Page to
Warrant to Purchase Series F-2 Preferred Shares / 2017]

Exhibit A

Exercise Notice

Date: ____________

To:	Gamida Cell Ltd. (the “Company”)

The undersigned, pursuant to the provisions set forth in the Warrant to Purchase Series F-2 Preferred Shares, dated as of «Closing_Date» to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase __________________  Warrant Shares , and

☐ tenders herewith payment in full for the Exercise Price for the Warrant Shares being purchased.

or alternatively,

☐ the Holder is making a net issue election.

The undersigned makes again here, with respect to the securities it is acquiring upon the exercise of the Warrant as contemplated hereby, the same representations, warranties and acknowledgements for the benefit of the Company, as it made in the Warrant.

Please issue a certificate representing the Warrant Shares in the name of the undersigned or (subject to compliance with any applicable conditions to a transfer of shares of the Company under the Articles of Association or otherwise) as otherwise indicated below and deliver it to the address stated below, and if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, then please also issue a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant in the name of the undersigned or as otherwise indicated below and deliver it to the address stated below:

Name:

Address:

ID / Social Security No./ company number:

Signature:

Schedule 8.4

Assignment Form

(To assign the foregoing Warrant to purchase shares of Gamida Cell Ltd., execute this form and supply required information.  Do not use this form to purchase shares.)

For Value Received, the Warrant To Purchase Series F-2 Preferred Shares of Gamida Cell Ltd., dated «Closing_Date», and all rights evidenced and obligations imposed thereby are hereby assigned and transferred to the undersigned transferee, who is hereby assuming and receiving all rights and obligations of the Holder under the Warrant and under the SPA and all of the schedules and exhibits attached thereto and contemplated thereby:

HOLDER

Holder’s Name:

Holder’s Signature:

Holder’s Address:

Dated:

TRANSFEREE

Transferee’s name:

Transferee’s signature:

Transferee’s Address:

Dated: